Exhibit 4.9

TAT Technologies Ltd.

To:	Date:

___________

___________

___________

Re: Officers indemnification Undertaking

Whereas
on November 14, 2013 the General Meeting of the Company resolved to amend the Articles of Association of the Company and the issuance of indemnification undertaking by the Company to its Officers and to delete its right to exempt from liability its officers;

Whereas	_________________ (the "Indemnitee") serves as an Officer/Director of the Company;

1.	NOW, THEREFORE, in consideration of the Indemnitee's services to the Company or, at its request, to another entity, the Company hereby agree as follows:

2.	INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

2.1.
The Company hereby undertakes to indemnify the Indemnitee to the fullest extent permitted by applicable law for any Liability and Expense that may be imposed on Indemnitee due to an act performed or failure to, act by virtue of being an Officer of the Company or any subsidiary of the Company or any entity in which Indemnitee serves as an Officer at the request of the Company either prior to or after the date hereof related to such acts and omissions described in Schedule A hereto (such Expenses and Liabilities hereinafter referred to as"Indemnifiable Liabilities"). Following is list of grounds for granting the indemnification by the Company according the applicable law and according to the company's articles of association:

2.1.1	A monetary liability imposed on Indemnitee in favor of another person by a judgment, including a compromise judgment or an arbitration decision that was approved by a court;

2.1.2
Reasonable legal expenses, including attorneys fees, expended by the Indemnitee as a result of an investigation or proceeding instituted against the Indemnitee by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the Indemnitee and either (A) concluded without the imposition of any monetary liability in lieu of criminal proceedings or (B) concluded with the imposition of a monetary liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent, or expended by the Officer in respect of any monetary sanction;

2.1.3
A monetary obligation imposed on the Indemnitee in favor of another person who was injured by a violation, as this term is defined in section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968 (the "Securities Law").

2.1.4
Expenses expended by the Indemnitee, including reasonable litigation expenses, and including attorney's fees, in respect of any proceeding under chapters 8-C, 8-D or 9-A of the Securities Law or in respect to any monetary sanction.

2.1.5
Reasonable legal expenses, including attorneys fees, which the Indemnitee incurred or with which he was charged by the Court, in a proceeding brought against him by the Company, in its name or by another person, or in a criminal prosecution in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent;

2.1.6	Any other liability, payment or expense which the Company may indemnify its Indemnities' under the applicable law.

2.2.
The total amount of indemnification that the Company will pay (in addition to amounts received from an insurance company, if any) to all officers of the Company, in aggregate, shall not exceed, in all circumstances, more than 25% the company's shareholder's equity, according to the Company's latest consolidated financial statements, prior to the date that the indemnity is paid provided to the Company pursuant to Section 8 below.

2.3.
If so requested by the Indemnitee, the Company shall advance an amount (or amounts) estimated by it to cover Indemnitee's reasonable litigation Expenses, with respect to Indemnifiable Liabilities which the Indemnitee is entitled to be indemnified under Section 2.1 above, provided that Indemnitee submits to the Company an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses,

2.4.
The Company's obligation to indemnify the Indemnitee and advance Expenses in accordance with this undertaking shall be for such period as the Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether civil, criminal or investigative, related to an Indemnifiable Liability and arising out of the Indemnitee's service in the foregoing positions, whether or not the Indemnitee is still serving in such positions.

3.	GENERAL LIMITATIONS ON INDEMNIFICATION

4.
If when and to the extent that the Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by the Indemnitee for all such amounts theretofore paid (unless the Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that the Indemnitee should be indemnified under applicable law, in which event the Indemnitee shall not be required to so reimburse the Company until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed or such matter shall have been fully and finally settled by the parties) and the Company shall not be obligated to indemnify or advance any additional amounts to the Indemnitee (unless there has been a determination by acourt or competent jurisdiction that the Indemnitee would be permitted to be so indemnified under this undertaking or such matter shall have been fully and finally settled by the parties).NO WAIVER.

No waiver of any of the provisions of this undertaking shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing and signed by the party waiving such right.

5.	SUBROGATION.

In the event of payment under this undertaking, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

6.	REIMBURSEMENT.

The Company shall not be liable under this undertaking to make any payment in connection with any claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder. Any amounts paid to the Indemnitee under such insurance policy or otherwise after the Company has indemnified the Indemnitee for such Indemnifiable Liabilities shall be repaid to the Company promptly upon receipt by Indemnitee.

7.	EFFECTIVENESS.

This undertaking shall be In full force and effect as of the date hereof.

8.	NOTIFICATION AND DEFENSE OF CLAIM.

Promptly after receipt by the Indemnitee of notice of the commencement of any action, suit or proceeding, the Indemnitee will, if a claim in respect thereof is to be made against the Company under this undertaking, notify the Company of the commencement hereof; but the omission so to notify the Company will not relieve it from any liability which it may have to the Indemnitee otherwise than under this undertaking. With respect to any such action, suit or proceeding as to which the Indemnitee notifies the Company of the commencement thereof and without derogating from Section 2.1:

8.1.	The Company will be entitled to participate therein at its own expense; and

8.2.
Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to assume the defense thereof, the Company will not be liable to the Indemnitee under this undertaking for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than as provided below, The Indemnitee shall have, the right to employ his or her own counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Indemnitee, unless: (i) the employment of counsel by Indemnitee has been authorized by the Company; (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action; or (iii) the Company shall not in fact have employed counsel to assume the defense of such action; in each of which cases the fees and expenses of counsel shall be at the expense of the Company and in accordance with the terms and conditions of this Agreement. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee shall have reached the conclusion specified in (ii) above.

8.3.
The Company shall not be liable to indemnify the Indemnitee under this undertaking for any amounts paid in settlement of any action or claim effected without its written consent The Company shall not settle any action or claim in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee's written consent. Neither the Company nor the Indemnitee will unreasonably withhold their consent to any proposed settlement.

9.	NON-EXCLUSIVITY,

The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights the Indemnitee may have under the Company's Articles of Association or applicable law or otherwise.

10.	BINDING EFFECT.

This undertaking shall bind upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company, spouses, heirs and personal and legal representatives. This undertaking shall continue in effect regardless of whether Indemnitee continues to serve as an Officer of the Company or of any other enterprise at the Company's request, provided that the claim for indemnification relates to an indemnifiable Event.

11.	SEVERABILITY.

The provisions of this undertaking shall be severable in !he event that any provision hereof (including any provision within a single section, paragraph or sentence) is held fry a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

12.	GOVERNING LAW

This undertaking shall be governed by and construed and enforced in accordance with the laws of the State of Israel without regard to its conflict of law principles.

13.	TERMINATION

No supplement, modification, amendment, termination or cancellation of this undertaking shall be effective unless in writing and signed and agreed upon by the Company and the Indemnitee.

TAT Technologies Ltd.

By: _________________

SCHEDULE A

1.	Negotiations, execution, delivery and performance of agreements on behalf of the Company

2.	Anti-competitive acts and acts of commercial wrongdoing

3.	Acts in regard of invasion of privacy including with respect to databases and acts in regard of slander

4.	Acts in regard of violation of copyrights, patents, designs and any other intellectual property rights

5.	Approval of corporate actions including the approval of the acts of the Company's management, their guidance and their supervision

6.	Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company's business

7.	Violations of securities laws of any jurisdiction, including without limitation, fraudulent disclosure claims, and other claims relating to relationships with investors and the investment community

8.	Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction

9.	Claims in connection with publishing or providing any information, including any filings with governmental authorities, on behalf of the Company in the circumstances required under applicable laws

10.	Violations of any law or regulation governing domestic and international telecommunication in any jurisdiction

11.	Claims in connection with employment relationships with Company's or its subsidiaries' employees.